Exhibit 21.1

Subsidiaries

Name of Subsidiary	Jurisdiction

AKG Acoustics GmbH	Austria

Harman Becker Automotive Electronic Systems (Suzhou) Co., Ltd.	China

Harman Becker Automotive Systems GmbH	Germany

Harman Becker Automotive Systems, Inc.	Delaware

Harman Becker Automotive Systems Italy S.r.l.	Italy

Harman Becker Automotive Systems Japan K.K.	Japan

Harman Becker Automotive Systems Korea, Inc.	Korea

Harman Becker Automotive Systems Manufacturing Kft.	Hungary

Harman Belgium S.A.	Belgium

Harman Consumer Division Nordic A/S	Denmark

Harman Consumer Finland OY	Finland

Harman Consumer Nederland B.V.	Netherlands

Harman de Mexico S.A. de C.V.	Mexico

Harman da Amazonia Industria Eletrônica e Participacoes Ltda.	Brazil

Harman Deutschland GmbH	Germany

Harman do Brasil Industria Eletrônica e Participacoes Ltda.	Brazil

Harman Financial Group, LLC	Delaware

Harman France snc	France

Harman Holding GmbH & Co. KG	Germany

Harman Holding Limited	Hong Kong

Harman Industries Holding Mauritius Ltd.	Mauritius

Harman International (India) Private Limited	India

Harman International Industries Canada Limited	British Columbia, Canada

Harman International Industries Limited	United Kingdom

Harman International Japan Co. Ltd.	Japan

Harman International (Shanghai) Management Co., Ltd.	China

Harman International Singapore Pte. Ltd.	Singapore

Harman International snc	France

Harman JBL (Suzhou) Ltd.	China

Harman KG Holding, LLC	Delaware

Harman Malaysia Sdn Bhd	Malaysia

Harman Management GmbH	Germany

Harman Netherlands, B.V.	Netherlands

Name of Subsidiary	Jurisdiction

Harman Professional, Inc.	Delaware

Harman Technology (Shenzhen) Co., Ltd.	China

ISGPAS General Purpose Applications Systems GmbH	Germany

Studer Japan Ltd.	Japan

Studer Professional Audio GmbH	Switzerland